Exhibit (d)(3)

EXECUTION VERSION

FIRST AMENDMENT TO

CONFIDENTIALITY AGREEMENT

This First Amendment to Confidentiality Agreement (the “First Amendment”) is made and entered into as of December 07th, 2022 (the “First Amendment Effective Date”) by and between:

SANOFI, a French corporation, with a principal office at 46, avenue de la Grande Armée, 75017 Paris, France (“Sanofi”),

and,

PROVENTION BIO, INC., a Delaware corporation, with a principal office at 55 Broad Street, 2nd Floor Red Bank, NJ 07701 (“Provention”).

WHEREAS Sanofi and Provention have entered into a confidentiality agreement (the “Agreement”) effective as of February 11th, 2022; and

WHEREAS, Sanofi and Provention now wish to amend the Agreement as provided for herein.

NOW THEREFORE, as of the First Amendment Effective Date, the parties agree to amend the Agreement as follows:

1.	All initially capitalized terms not otherwise defined in this First Amendment have the same meaning as in the Agreement.

2.	Section 1(g) is hereby amended and restated in its entirety as follows:

(g)

“Subject Matter” means Provention’s files, resources, agreements, or other information or materials related to operations, products, product candidates, or other business or operational matters regarding PRV-101, PRV3279; and/or its anti-CD3 mAb program “Teplizumab”.

3.	The Section 5(a) is hereby amended and restated in its entirety as follows:

(a) This Agreement will commence upon the Effective Date and expire two (2) years thereafter unless earlier terminated by either party upon thirty (30) days’ written notice to the other party.

4. This First Amendment may be executed in any number of counterparts, each of which, when fully executed, shall be deemed to be an original, and shall suffice as proof of the First Amendment. Delivery of an executed counterpart or fully executed copy of this First Amendment by facsimile or a .pdf data file or other scanned/electronic executed counterpart or fully executed copy by email shall be equally as effective as delivery of a manually executed counterpart or fully executed original of the First Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each shall fully bind each party who has executed it. The parties to this First Amendment agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties agree they will have no rights to challenge the use or authenticity of this First Amendment based solely on the absence of an original signature.

4. All other provisions of the Agreement not expressly modified by this First Amendment remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorised representatives.

	PROVENTION BIO, INC.		SANOFI

By:	/s/ Alex Rabiee	By:	/s/ Matthieu Merlin
Name:	Alex RABIEE	Name:	Matthieu MERLIN
Title:	Vice President	Title:	Head Business Development - General Medicines

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